UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 20, 2014 (March 17, 2014)

DELCATH SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-16133	06-1245881
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

810 Seventh Avenue, 35th Floor, New York, New York, 10019
(Address of principal executive offices, including zip code)

(212) 489-2100
(Registrant’s telephone number, including area code)

NONE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

As previously disclosed in a Current Report on Form 8-K filed on February 25, 2014, at a Special Meeting of Stockholders of Delcath Systems, Inc. (the “Company”) held on February 24, 2014, the Company’s stockholders approved an amendment to the Company’s Amended and Restated Certificate of Incorporation to effect a reverse stock split of the Company’s common stock at a specific ratio within a range from 1-for-8 to 1-for-16, inclusive, on or prior to December 31, 2014 and granted authorization to the Company’s Board of Directors to determine, in its sole discretion, whether to implement the reverse stock split (the “Reverse Stock Split”), as well as its specific timing and ratio.

The Company currently expects that the Reverse Stock Split will be effective with respect to stockholders of record at the close of business on April 8, 2014 and that trading of the Company’s common stock on The NASDAQ Capital Market on a split-adjusted basis will begin at the opening of trading on April 9, 2014. As a result of the Reverse Stock Split, each sixteen shares of common stock will be combined into one share of common stock and the total number of shares of common stock outstanding will be reduced from approximately 150.7 million shares to approximately 9.4 million shares.

No fractional shares would be issued if, as a result of the Reverse Stock Split, a registered stockholder would otherwise become entitled to a fractional share. Instead, stockholders who otherwise would be entitled to receive fractional shares because they hold a number of shares not evenly divisible by the ratio of the Reverse Stock Split will automatically be entitled to receive an additional share of common stock. In other words, any fractional share will be rounded up to the nearest whole number.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELCATH SYSTEMS, INC.

Dated: March 20, 2014	By:	/s/ Barbra C. Keck
	Name:	Barbra C. Keck
	Title:	Vice President, Controller